Exhibit 16.1
      LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

         We are the predecessor independent registered public accounting firm for Espey Mfg. & Electronics Corp. (the Company). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K/A dated on October 13, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.



/s/ Rotenberg & Co. LLP

Rochester, New York
October 13, 2009